EXHIBIT 99.1

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

July 14, 2010

Ambow Education Holding Ltd.

18th Floor, Building A,

Chengjian Plaza,

No. 18, BeiTaiPingZhuang Road,

Haidian District, Beijing

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws of the PRC. For the purposes of this opinion, the term “PRC” does not include the regions of Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

We have acted as PRC counsel for Ambow Education Holding Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2010, relating to the offering (the “Offering”) by the Company and certain selling shareholders of the Company of a certain amount of American Depositary Shares (“ADSs”), each of which represents ordinary shares, par value US$0.0001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

For the purpose of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made by such persons in the course of our inquiry and consultation.

The opinion is rendered on the basis of the PRC laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We have not made any investigation of, and do not express any opinions on, the laws of any jurisdiction other than the PRC.

Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

As used herein, the following terms are defined as follows:

(a)	“Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(b)	“Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, qualifications, licenses, certificates and permits required by applicable PRC Laws that should be obtained from competent Governmental Agencies;

(c)	“Intellectual Property Rights” means trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

(d)	“Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties, management, shareholders’ equity, results of operations or prospects of the Company and the PRC Group Entities taken as a whole;

(e)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

(f)	“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations of the PRC effective as of the date hereof;

(g)	“PRC Group Entities” means the PRC Companies, Wenjian Fund and PRC Schools as set out in Annex I (each a “PRC Group Entity”, collectively “PRC Group Entities”);

(h)	“PRC Companies” means the Company’s direct and indirect subsidiaries and Variable Interest Entities (defined below) organized under the PRC Laws which take the legal form of company as set out in Annex I(A) (each a “PRC Company”, collectively “PRC Companies”);

(i)	“Variable Interest Entities” means the PRC Group Entities other than the Company’s subsidiaries.

(j)	“Wenjian Fund” means Wenjian Gongying Venture Investment Enterprise, a venture fund established as a non-legal person contractual joint venture;

(k)	“PRC Schools” means the colleges and schools as set out in Annex I (B) (each a “PRC School”, collectively “PRC Schools”);

(l)	“Non-PRC Subsidiaries” means subsidiaries of the Company that are established, incorporated or registered outside the PRC;

Based on the foregoing, we are of the opinion that:

(i)	Each of PRC Companies has been duly organized and is validly existing as a foreign invested enterprise with limited liability or as a PRC domestic company with limited liability, as the case may be, with full legal person status and is in good standing under the PRC Laws. The articles of association and business license of each of the PRC Companies are in full force and effect under, and in full compliance with, the PRC Laws. All of the equity interests in each PRC Company have been duly authorized and validly issued. As of the date of this opinion, Ambow Training Management Limited (Hong Kong), as the sole investor of Beijing Ambow Shengying Education and Technology Co., Ltd. (“Ambow Shengying”), has paid US$ 4,349,962.5 for its capital contribution of US$ 29,000,000. Ambow Training Management Limited (Hong Kong) is obliged to make additional capital contribution of US$ 24,650,037.5 to the registered capital of Ambow Shengying no later than October 12, 2010 (the “Remaining Capital Contribution Obligation”). Ambow Shengying is in the process of applying to its regulatory authority for reducing its registered capital from US$ 29,000,000 to US$ 4,349,962.5. Once approved, Ambow Training Management Limited (Hong Kong) will be under no additional contribution obligations. As of the date of this opinion, except for the Remaining Capital Contribution Obligation, the registered capitals of all PRC Companies have been fully and timely paid up in accordance with PRC Laws and Governmental Authorizations. Each of the PRC Companies has duly obtained all Governmental Authorizations that are required under PRC Laws for the ownership interest by its respective holder. All of the equity interests of each of the PRC Companies are legally owned directly by its shareholders. To the best of our knowledge after due and reasonable inquiries, except for the pledge and option on such equity interests as disclosed in the Prospectus, all of the equity interests of each of the PRC Companies are free and clear of all liens, charges or any other encumbrances or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies.

(ii)	Wenjian Fund has been duly organized and is validly existing as a foreign invested enterprise with non-legal-person status and is in good standing under the PRC Laws. Its articles of association and business license are in full force and effect under and in full compliance with the PRC Laws. The committed capital of Wenjian Fund is US$ 150,000,000, which shall be paid in installments. As of the date of this opinion, US$ 30,000,000 has been paid by the investors, and the remaining capital contribution shall be paid before July 19, 2014. Wenjian Fund has obtained all Governmental Authorizations that are required under PRC Laws for the ownership interests by its investors. The ownership interests of Wenjian Fund are legally owned by Ambow Education Holding Ltd., Ambow Education (Hong Kong) Ltd. and Suzhou Wenjian. To the best of our knowledge after due and reasonable inquiries, all of the ownership interests of Wenjian Fund are free and clear of all liens, charges or any other encumbrances or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any ownership interest in Wenjian Fund.

(iii)	Except Zhenjiang Foreign Language School and Zhenjiang International School, each of the PRC Schools has been duly organized and is validly existing as a private school with limited liability and full legal person status and in good standing under the PRC Laws. The registration certificate of each of the PRC Schools is in full force and effect under and in full compliance with the PRC Laws. Each of Zhenjiang Foreign Language School and Zhenjiang International School has been duly organized and is validly existing as a public institution legal person with limited liability and full legal person status and is good standing under the PRC Laws and its registration certificate for public institution legal person is in full force and effect. The operational funds of all the PRC Schools have been fully paid up in accordance with PRC Laws. Each of the PRC Schools has obtained all Governmental Authorizations that are required under PRC Laws for the sponsorship interest by its respective holders. All of the sponsorship interests of each of the PRC Schools held directly or indirectly by the Company or the PRC Group Entities are legally owned directly by its sponsors. To the best of our knowledge after due and reasonable inquiries, all of the sponsorship interests of each of the PRC Schools owned indirectly by the Company are free and clear of all liens, charges or any other encumbrances or claims and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any sponsorship interest in any of the PRC Schools.

(iv)	To the best of our knowledge after due and reasonable inquiries, except Shanghai Hero Educational Technology Training School, or Shanghai Career Enhancement, a private school engaging in career enhancement services in PRC, which is in the process of dissolution, none of the other PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee or similar officers in respect of the assets of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies and Wenjian Fund, or registration certificates of the PRC Schools.

(v)	Except as disclosed in the Prospectus, each of the PRC Group Entities has full legal right, power and authority (corporate and other) and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Entities to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus and such necessary Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus. No PRC Group Entities has received any notification of proceedings relating to the modification, suspension or revocation of any such necessary Governmental Authorizations, and we are not aware of anything which causes us to reasonably believe that any regulatory body is considering modifying, suspending or revoking, or not renewing, any such necessary Governmental Authorizations. Each of the PRC Group Entities is in compliance with the provisions of such necessary Governmental Authorizations in all material respects. Each learning center as disclosed in the Registration Statement and Prospectus has been duly established and is validly existing under the PRC laws and has filed for record with, or obtained approval from, competent Governmental Entities.

(vi)	To the best of our knowledge after due and reasonable inquiry, none of the PRC Group Entities is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license, registration certificate or other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness), (C) the terms or provisions of any Agreements (as defined below), (D) apart from the Agreements, any obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which the Company or any PRC Group Entity is a party or by which any of them may be bound or affected, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, or (E) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC applicable to the Company and the PRC Group Entities, except for such breach or violation or default that, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vii)	Except as disclosed in the Prospectus and to the best of our knowledge after due and reasonable inquiries, each PRC Group Entity has legal and valid title to all of its real properties, free and clear of all liens, charges, encumbrances, claims, defects, options and restrictions. Except as disclosed in the Prospectus, each lease agreement to which a PRC Group Entity is a party is duly executed and legally binding, and the leasehold interests of each PRC Group Entity is free from liens, pledge and restrictions and are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws. To the best of our knowledge after due and reasonable inquiries, none of the Company and the PRC Group Entities owns, operates, manages or has any other right or interest in any other material real property of any kind.

(viii)	To the best of our knowledge after due and reasonable inquiry, the Company and the PRC Group Entities own, possess or can acquire on reasonable terms sufficient Intellectual Property Rights necessary or material to the conduct of their business now conducted or proposed to be conducted as described in the Registration Statement and Prospectus. To the best of our knowledge after due and reasonable inquiry: (i) there are no rights of third parties to any of the Intellectual Property Rights owned by the Company or the PRC Group Entities; (ii) there is no pending or, to our knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any of the PRC Group Entities’ rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights; (iii) there is no pending or, to our knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights; (iv) there is no pending or, to our knowledge after due and reasonable inquiries, threatened action, suit, proceeding or claim by others that the Company or the PRC Group Entities infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others, except in each case covered by clauses (i) to (iv) above such as would not, if determined adversely to the Company or any of the PRC Group Entities, individually or in the aggregate, have a Material Adverse Effect. To our best knowledge after due and reasonable inquiries and except as described in the Registration Statement and the Prospectus, none of the Company and the PRC Group Entities possesses any other Intellectual Property Rights registered in the PRC.

(ix)	The description of the corporate structure of the PRC Group Entities and the Agreements (as defined below) set forth in the “Our Corporate Structure” and “Related Party Transactions—Contractual arrangements with our VIEs and their respective subsidiaries and shareholders” sections of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure of the Company (including the shareholding structure of each of the PRC Group Entities) as described in the Prospectus complies, and immediately after the offering and sale of the Offered Securities, will comply with all applicable PRC Laws, and does not violate, breach, contravene or circumvent or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus;

(x)	Annex II sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Agreements”) which constitute all of the contractual arrangements enabling the Company to exercise effective control over and consolidate the financial statements of each of the Company’s Variable Interest Entities. Except that the pledge registration procedures for the 80% shares of Ambow Shanghai are still in progress, each of the Agreements has been duly authorized, executed and delivered by the parties thereto, and all required Government Authorizations in respect of the Agreements with any Government Agency to ensure the legality and enforceability in evidence of each of the Agreements in PRC have been duly obtained and is legal, valid and enforceable and each such PRC Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Company or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Agreement; except as disclosed in the Prospectus, each of the Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Agreements or the performance of the terms thereof and no stamp duty or similar tax is required to be paid in connection with the Agreements.

(xi)	The execution, delivery and performance of each of the Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any violation of the business license, registration certificate, articles of association, other constituent documents (if any) or Government Authorizations of any of the PRC Group Entities; (B) result in any violation of, or penalty under, any applicable PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of their properties or assets is subject.

(xii)	There are no legal, governmental, administrative or arbitrative proceedings, actions, proceedings, initiatives, decisions, rulings, demands or orders before any court or arbitration body of the PRC or before or by any Governmental Agency pending or threatened against, or involving the business or assets of the Company, any Non-PRC Subsidiary or any PRC Group Entity, or those proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xiii)	Except as disclosed in the Prospectus, all dividends and other distributions declared and payable upon the equity interests owned by foreign investors in foreign invested enterprises among the PRC Companies may be converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization in the PRC, and all such dividends and other distributions are not and will not be subject to any taxes or deductions other than the withholding tax payable on such dividends or other distributions under the applicable PRC Laws.

(xiv)	As a matter of PRC law, no holder of the Offered Securities who is not a PRC resident will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Offered Securities or Ordinary Shares. There are no limitations under PRC Laws on the rights of holders of the Offered Securities who are not PRC residents to hold, vote or transfer their securities, nor are there any statutory pre-emptive rights or transfer restrictions applicable to the Offered Securities.

(xv)	The application of the net proceeds to be received by the Company from the Offering as contemplated by the Prospectus will not contravene any provision of applicable PRC Laws, or the articles of association, the business licenses, registration certificates or other constituent documents of any PRC Group Entities or, to the best of our knowledge after due and reasonable inquiries, contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any PRC Group Entities, or any judgment, order or decree of any Governmental Agency in the PRC.

(xvi)	The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Enforceability of Civil Liabilities,” “Dividends and Dividend Policy,” “Our Corporate Structure,” “Business,” “Regulation,” “Management,” “Related Party Transactions,” “Description of Share Capital” and “Taxation,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements did not contain and will not contain an untrue statement of a material fact, and did not omit and will not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(xvii)	Under the PRC Laws, none of the Company, the Non-PRC Subsidiaries and the PRC Group Entities, or any of their respective assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

(xviii)	Except as disclosed in the Prospectus the Company has duly completed all relevant Governmental Authorizations required under the applicable laws, regulations or rules concerning foreign exchange; each of the shareholders of the Company and Non-PRC Subsidiaries who are PRC citizens and residents, including shareholders and option holders of the Company and Non-PRC Subsidiaries that are directly or indirectly owned or controlled by PRC citizens and residents, has duly completed all relevant Governmental Authorizations required under applicable laws, regulations or rules concerning foreign exchange.

(xix)	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 and was issued by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, or the SAFE and subsequently amended by the MOFCOM on June 22, 2009, provide that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. Considering the Company is not a special purpose vehicle formed or controlled by PRC Companies or individuals as defined under the New M&A Rules, the Company is not required to obtain the approval from CSRC of the listing and trading of the Company’s ADSs on the New York Stock Exchange.

(xx)	To our best knowledge after due and reasonable inquiries, there are no outstanding guarantees or contingent payment obligations of any of the PRC Group Entities in respect of indebtedness of third parties.

(xxi)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, nothing has come to our attention that causes us to believe that any part of the Registration Statement (other than the financial statements and related schedules therein, as to which we express no opinion), as of its effective date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus (other than the financial statements and related schedules therein, as to which we express no opinion), as of its issue date or as of the closing date of the Offering, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

This opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Offering or used for any other purpose.

We however hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the sections of the Prospectus entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices

Annex I (A): PRC Companies

1.	Beijing Ambow Online Software Co., Ltd.(北京安博在线软件有限公司);

2.	Ambow(Dalian) Education and Technology Co., Ltd.(安博(大连)教育科技有限责任公司);

3.	Beijing Ambow Chuangying Education and Technology Co., Ltd.(北京安博创赢教育科技有限责任公司);

4.	Beijing Ambow Shengying Education and Technology Co., Ltd.(北京安博盛赢教育科技有限责任公司);

5.	Beijing Ambow Shida Education Technology Co., Ltd.,(北京师大安博教育科技有限责任公司);

6.	Ambow Sihua Education and Technology Co., Ltd.(安博思华教育科技有限责任公司);

7.	Shanghai Ambow Education Information Consulting Co., Ltd.(上海安博教育信息咨询有限公司);

8.	Suzhou Wenjian Venture Investment Management Consulting Co., Ltd(苏州稳健创业投资管理顾问有限公司);

9.	Beijing SIWA Future Education Enterprise Co., Ltd. (北京锡华未来教育实业股份有限公司);

10.	Kunshan Zhouzhuang Taishidian Tourism Scenic Area Development Co., Ltd. (昆山周庄太师淀旅游风景区发展有限公司);

11.	Kunshan Ambow Education Technology Co., Ltd.(昆山安博教育科技有限公司);

12.	Beijing Jinghan Yingcai Education and Technology Co., Ltd. (北京京翰英才教育科技有限公司);

13.	Beijing Century Bersen Consulting Co., Ltd. (北京世纪博森咨询有限公司);

14.	Beijing Century Zhisheng Education Technology Co., Ltd.(北京世纪智盛教育科技有限公司);

15.	Beijing Siwa Century Facility Management Co., Ltd.(北京锡华世纪物业管理有限公司);

16.	Beijing Away United Technology Co., Ltd. (北京亚威中联科技有限公司);

17.	Shandong North Resource Information Technology Co., Ltd.(山东鲁源信息科技有限公司);

18.	Jinan Prosperous Resource Technology Co., Ltd. ( 济南盛源科技有限公司);

19.	Suzhou Yisichuangyi Technology Co., Ltd.(苏州亿思创意科技有限公司);

20.	Tianjin Yimatong Technology Development Co., Ltd.(天津市易玛通科技发展有限公司);

21.	Medium Range Online (Beijing) Technology Co., Ltd. (中程在线(北京)科技有限公司);

22.	Kunshan Suda Facility Management Co., Ltd.(昆山苏大物业管理有限公司);

23.	Jilin Clever Technology Consulting Co., Ltd.(吉林市安博达慧科技咨询有限责任公司);

24.	Tianjin Ambow Huaying Education Technology. Co., Ltd.(天津安博华英教育科技有限责任公司);

25.	Changsha Bull’s Ear Education Consulting Co., Ltd. (长沙牛耳教育咨询有限公司).

Annex I (B): PRC Schools

1.	Beijing 21st Century Experimental School (北京市二十一世纪实验学校);

2.	Beijing Haidian Siwa Twenty-one Century Education Training Center(北京市海淀区锡华二十一世纪教育培训中心);

3.	Beijing Intelligent Training School (北京市海淀区益智培训学校);

4.	Century College Beijing University of Posts and Telecommunications (北京邮电大学世纪学院);

5.	Changsha Study School (长沙市天心区競才修业培训学校);

6.	Dalian Hope School (大连希望教育专修学校);

7.	Guangzhou Modern Olympic Training School (广州市黄埔现代奥林匹克培训学校);

8.	Guangzhou Depth Pools Education Training Center (广州市天河区德普施教育培训中心);

9.	Hunan Changsha Tongsheng Lake Experimental School (湖南长沙同升湖实验学校);

10.	Hunan Changsha Tongsheng Lake Experimental Kindergarten (湖南长沙同升湖实验幼儿园);

11.	Jilin Clever Training School (吉林市达慧培训学校);

12.	Shanghai Hero Educational Technology Training School (上海市英豪教育技术培训学校);

13.	Shanghai Yinghao Institute of Further Education (上海英豪教育进修学院);

14.	Shuyang Ambow Educational Training Center (沭阳安博教育培训中心);

15.	Shuyang Galaxy School (沭阳银河学校);

16.	Applied Technology College of Soochow University (苏州大学应用技术学院);

17.	Tianjin Peace School (天津和平华英学校);

18.	Tianjin Changcheng Occupational Training School (天津市长城职业培训学校);

19.	Xi’an Dragon Continuation School (西安龙门补习学校);

20.	Zhenjiang Ambow International School (镇江市安博国际学校);

21.	Zhenjiang International School (镇江市国际学校);

22.	Zhenjiang Foreign Language School (镇江市外国语学校);

23.	Zhengzhou Experimental Continuation School (郑州实验补习学校);

24.	Dalian High Tech Zone Ambow Hope Training School (大连高新园区安博希望培训学校);

25.	Tianjin Ambow Huaying School (天津安博华英学校);

26.	Zhenjiang Ambow Education Training Center (镇江安博教育培训中心);

27.	Shenyang Universe High School (沈阳市翔宇中学);

28.	Shenyang Hanwen Educational Training School ( 沈阳翰文教育培训学校).

Annex II: Material Agreements

Re: Ambow Shida

1.	Loan Agreement dated February 1, 2008 by and between Ambow Online and Jianguo Xue.

2.	Amendment to Loan Agreement dated April 26, 2007 entered into by and among Ambow Education Co., Ltd., Ambow Online and Jianguo Xue;

3.	Supplementary Agreement dated January 4, 2009 entered into by and among Ambow Education Co., Ltd., Ambow Online, Xuejun Xie and Jianguo Xue;

4.	Loan Agreement dated January 31, 2005 entered into by and between Ambow Education Co., Ltd. and Xuejun Xie;

5.	Amendment to Loan Agreement dated April 26, 2007 entered into by and among Ambow Education Co., Ltd., Ambow Online and Xuejun Xie;

6.	Share Pledge Agreement dated January 31, 2005 entered into by and among Ambow Online, Jianguo Xue and Xuejun Xie;

7.	Call Option Agreement dated January 31, 2005 entered into by and among Ambow Education Co., Ltd., Jianguo Xue and Xuejun Xie;

8.	Power of Attorney dated April 26, 2007 entered into by and between Ambow Online and Jianguo Xue;

9.	Power of Attorney dated April 26, 2007 entered into by and between Ambow Online and Xuejun Xie;

10.	Exclusive Cooperation Agreement dated January 31, 2005 entered into by and between Ambow Online and Ambow Shida;

11.	Assets Transfer and Lease Agreement dated January 31, 2005 entered into by and between Ambow Online and Ambow Shida;

Re: Ambow Sihua

1.	Loan Agreement dated March 4, 2010 entered into by and between Ambow Online and Xiaogang Feng;

2.	Share Pledge Agreement dated March 4, 2010 entered into by and between Ambow Online and Xiaogang Feng;

3.	Share Pledge Agreement dated October 31, 2009 entered into by and between Ambow Online and Xuejun Xie;

4.	Supplementary Agreement dated March 4, 2010 entered into by and between Ambow Online and Xuejun Xie;

5.	Call Option Agreement dated March 4, 2010 entered into by and between Ambow Online and Xiaogang Feng;

6.	Power of Attorney dated March 4, 2010 entered into by and between Ambow Online and Xiaogang Feng;

7.	Power of Attorney dated October 31, 2009 entered into by and between Ambow Online and Xuejun Xie;

8.	Technology Consulting and Service Agreement dated October 31, 2009 entered into by and between Ambow Online and Ambow Sihua;

Re: Ambow Shanghai

1.	Loan Agreement dated October 31, 2009 entered into by and among Ambow Online, Xiaogang Feng and Xuejun Xie;

2.	Share Pledge Agreement dated October 31, 2009 entered into by and among Ambow Online ,Xiaogang Feng and Xuejun Xie;

3.	Call Option Agreement dated October 31, 2009 entered into by and among Ambow Online, Xiaogang Feng and Xuejun Xie;

4.	Supplementary Agreement dated January 4, 2010 entered into by and among Ambow Online, Xiaogang Feng and Xuejun Xie;

5.	Technology Consulting and Service Agreement dated October 31, 2009 entered into by and between Ambow Online and Ambow Shanghai;

6.	Powers of Attorney dated October 31, 2009 with each of Xiaogang Feng and Xuejun Xie;

Re: Suzhou Wenjian

1.	Loan Agreement dated February 25, 2009 by and among Ambow Online and Xiaogang Feng, Xuejun Xie and Yisi Gu;

2.	Share Pledge Agreement dated February 25, 2009 by and among Ambow Online, Xiaogang Feng, Xuejun Xie and Yisi Gu;

3.	Call Option Agreement dated February 25, 2009 by and among Ambow Online, Xiaogang Feng, Xuejun Xie and Yisi Gu;

4.	Technology Consulting and Service Agreement dated February 25, 2009 entered into by and between Ambow Online and Suzhou Wenjian;

5.	Powers of Attorney dated February 25, 2009 with each of Xiaogang Feng, Xuejun Xie and Yisi Gu.

Re: Zhenjiang Ambow International School (镇江市安博国际学校)

Cooperation Agreement dated as of August 18, 2008 by and among Zhenjiang Education Development Investment Center (镇江市教育发展投资中心), Zhenjiang Foreign Language School (镇江市外国语学校), Zhenjiang International School (镇江市国际学校), Ambow Sihua and Zhenjiang Ambow International School(镇江市安博国际学校).